THE FEDERAL HOME LOAN BANK OF CINCINNATI

NewsLine
February 19, 2014

TO ALL MEMBERS:

FHLBank Board Authorizes Stock Repurchase

At its February 19, 2014, meeting, the Federal Home Loan Bank of Cincinnati (“FHLBank”) Board of Directors (“Board”) authorized a Redemption and Repurchase of Member Excess Stock. This repurchase is being undertaken for general capital management purposes and in accordance with
Article VI.7 of the FHLBank’s Capital Plan. The authorized excess stock repurchase amount is
$500 million and will be based on members’ capital stock balances as of the close of business today, February 19, 2014.

Please note only that portion of a member’s Member Excess Stock balance greater than its Protected Excess Stock amount is subject to the repurchase. While the FHLBank will use members’ excess stock balances as of February 19, 2014, for purposes of determining the potential repurchase amount, the actual repurchase will not settle until the close of business on Tuesday, February 25, 2014. The proceeds from any repurchased capital stock ($100 par value) will be available to wire out of the member’s FHLBank demand deposit account on February 26.

For members affected by the repurchase, an initial estimate of the repurchase amount will be available under the Capital Stock report section of our Members Only website (www.fhlbcin.com) on February 20, 2014. The report will be titled Repurchase Notice. Any increase in your Advance, Funds & Rate Commitment, or Mortgage Purchase Program activity between tomorrow, February 20, and next Tuesday, February 25, may result in a lower amount of excess stock to be repurchased as compared to the initial estimate. For members that do not have excess stock scheduled to be repurchased, the Repurchase Notice report will not be available.

If you have any questions regarding this Newsline, please contact your Member Services representative at 877-925-3452, or James C. Frondorf, Vice President of Credit Services, at 800-828-4191.

Andrew S. Howell
President and CEO